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                                                                    EXHIBIT 23.1

                               CONSENT OF KPMG LLP




Board of Directors
Cyberonics, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-102521, 333-97095, 333-81158, 333-76368, 333-74948, 333-66014,
333-56694, 333-40570, 333-91303, 333-77361, 333-66691, 333-66689, 333-66687,
333-49905, 333-33725 and 333-19785) on Forms S-8 of Cyberonics, Inc. of our
report dated May 19, 2003, with respect to the consolidated balance sheets of Cyberonics, Inc. and subsidiary as of April 25, 2003 and April 26, 2002, and the related consolidated statements of operations and comprehensive income (loss), stockholders' equity, and cash flows for the 52 weeks then ended, which report appears in the April 25, 2003, annual report on Form 10-K of Cyberonics, Inc.

/s/ KPMG LLP


Houston, Texas
July 17, 2003